As filed with the Securities and Exchange Commission on May 8, 2001
                                                  Registration No.: 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            Global Technologies, Ltd.
             (Exact Name of Registrant as specified in its Charter)


          Delaware                                              86-0970492
(State or other jurisdiction                                 (I.R.S. Employer
      of incorporation)                                   Identification Number)


     The Belgravia, 1811 Chestnut Street, Suite 120, Philadelphia, PA 19103
                                 (215) 972-8191
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)


                        S. Lance Silver, General Counsel
                            Global Technologies, Ltd.
     The Belgravia, 1811 Chestnut Street, Suite 120, Philadelphia, PA 19103
                            Telephone: (215) 972-8191
           (Name and Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

==============================================================================================
                                         Proposed Maximum     Proposed Maximum     Amount of
Title of Securities      Amount to be   Offering price       Aggregate Offering   Registration
  To be Registered        Registered      per Share(2)            price(2)           Fee(3)
----------------------------------------------------------------------------------------------
Class A common stock,
$0.01 par value          2,496,541(1)        $0.3575             $892,513.40        $223.13
==============================================================================================

(1) The registrant is registering for resale (i) by certain stockholders, 696,541 shares of Class A common stock that may be acquired by such stockholders upon the conversion of registrant's Series D Convertible Preferred Stock, (ii) by certain stockholders, 1,700,000 shares of Class A common stock issued in connection with a financial consulting agreement and
     (iii) by a stockholder, 100,000 shares of Class A common stock that may be acquired by such stockholder upon the exercise of a warrant of the registrant issued in connection with a financial advisory and consulting agreement. See "Selling Security Holders." Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of registrant's Class A common stock as may become issuable upon, exercise or otherwise result from any stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based upon the average of the high and low sales prices of the Class A common stock as quoted on the Nasdaq National Market System as of the close of trading on May 3, 2001.

(3)  Calculated by multiplying the aggregate offering amount by .00025.

                                   ----------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 8, 2001

PROSPECTUS

                            GLOBAL TECHNOLOGIES, LTD.
                                2,496,541 SHARES

                              CLASS A COMMON STOCK

     This prospectus relates to the offer for sale from time to time of up to 2,496,541 shares of Class A Common Stock, par value $0.01 per share, of Global Technologies, Ltd., a Delaware corporation, consisting of (i) 696,541 shares that may be acquired by certain stockholders upon the conversion of shares of our Series D Convertible Preferred Stock, (ii) 1,700,000 shares offered by certain stockholders issued pursuant to a financial consulting agreement and
(iii) 100,000 shares that may be acquired by a stockholder upon the exercise of our warrant issued in connection with a financial advisory and consulting agreement. We will not receive any of the proceeds from the resale of these shares by these selling stockholders, although we would receive certain benefits from the conversion of the Series D preferred stock. For more information on the selling stockholders, the Series D preferred stock and the financial consulting agreement, please see "Selling Security Holders" beginning on page 21.

     Global's Class A common stock is traded on the Nasdaq National Market under the symbol "GTLL." The closing sale price of our Class A common stock as reported by the Nasdaq National Market on May 3, 2001 was $0.35 per share.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH ANY DECISION TO PURCHASE SHARES IN THIS OFFERING.

     The selling stockholders may sell the shares of Class A common stock described in this prospectus in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. For more information on how the shares may be distributed, please see "Plan of Distribution" beginning on Page 27.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is __________ ____, 2000.

                                TABLE OF CONTENTS


RISK FACTORS...................................................................1
AN OVERVIEW OF OUR BUSINESS...................................................20
USE OF PROCEEDS...............................................................21
SELLING SECURITY HOLDERS......................................................21
PLAN OF DISTRIBUTION..........................................................27
MATERIAL CHANGES..............................................................28
DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES..................................................30
LEGAL MATTERS.................................................................30
EXPERTS.......................................................................30
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS...............................31
WHERE YOU CAN FIND MORE INFORMATION...........................................31
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................32

     This prospectus is part of a registration statement we filed with the SEC. Global may amend or supplement this prospectus from time to time by filing amendments or supplements as required. Please read this entire prospectus and any amendments or supplements carefully before making your investment decision to purchase shares in this offering. You should rely only on the information provided in, and incorporated by reference into, this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. All trademarks and trade names appearing in this prospectus are the property of Global, unless otherwise indicated.

                                  RISK FACTORS

     Making an investment in the Class A common stock of Global Technologies, Ltd. is highly speculative and involves a high degree of risk. Before making an investment, you should be aware of the following risk factors and should review carefully the financial and other information about us provided or incorporated into this prospectus.

                             RISKS PARTICULAR TO US

THE NETWORK CONNECTION, OUR CONSOLIDATED SUBSIDIARY, FILED A VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE BANKRUPTCY CODE) ON MARCH 24, 2001 WHICH HAS HAD A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

     On March 24, 2001, The Network Connection filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Eastern District of Pennsylvania, in Philadelphia. The Network Connection continues to maintain its assets, operate its businesses and manage its affairs as a debtor-in-possession pursuant to the provisions of the Bankruptcy Code. In connection with the bankruptcy announcement, trading in the common stock of The Network Connection was halted. We do not know when, if ever, trading will resume.

     We have determined that our investment in The Network Connection has no value and we will be writing off our investment in The Network Connection, which is carried on our books at approximately $10 million. This write off will result in our no longer having to record approximately $2 million in net liabilities (total assets minus total liabilities) attributable to The Network Connection on our books. The bankruptcy filing will jeopardize our ability to recover any of the $3.8 million we have outstanding to The Network Connection pursuant to our revolving credit facility, $200,000 in inter-company advances to The Network Connection, and $400,000 and $200,000 of interest and dividends receivable, respectively, from The Network Connection. The write off described above and our inability to collect the sums owing to us from The Network Connection will likely have a material adverse effect on our financial condition.

WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES IN THE FORESEEABLE
FUTURE.

     For the six months ended December 31, 2000, we lost approximately $15.6 million and had a net loss attributable to common stockholders of $16.1 million. For the year ended June 30, 2000, we lost approximately $37.8 million and had a net loss attributable to common stockholders of $37.5 million, including the profit from the approximately $5.4 million sale by The Network Connection of 195 Cheetah(R) multimedia video servers to schools in Georgia. Without the effect of this income on our net results we would have incurred greater losses for the year. In 1999, we changed our fiscal year end from October 31 to June 30. For the eight-month transition period ended June 30, 1999 we lost $2.4 million. In addition, under prior management, we incurred net losses of $7.3 million in 1998. Excluding the effect of any future non-operating gains, we expect to continue to incur losses for the foreseeable future and, if we ever have profits, we may not be able to sustain them.

     We expect to have a significant net loss for the year ended June 30, 2001. We have greatly reduced our overhead since the beginning of the new year. We are obligated, however, to fund TNCi UK $402,000 through August 6, 2001, in addition to the $198,000 that we have funded to date in connection with our purchase of an equity interest in TNCi UK. Our expenses may increase in the event that TNCi UK obtains a contract with any of the potential customers to which it has provided proposals as we will likely assist it with any funding needs in addition to the proceeds of our equity purchase to scale its workforce to meet the demands of installation and maintenance of potentially thousands of rail passenger seats. If any of these costs and expenses are not accompanied by increased revenue, our losses will be greater than we anticipate.

WE MAY REQUIRE ADDITIONAL FINANCING AND PLAN TO SELL OR FURTHER BORROW AGAINST SOME OF OUR INVESTMENTS TO MEET OUR FINANCIAL OBLIGATIONS OVER THE NEXT FIVE TO EIGHT MONTHS AND THERE IS RISK THAT WE MAY NOT BE ABLE TO DO SO AT TIMES OR PRICES NECESSARY TO MEET THESE OBLIGATIONS.

     We have an obligation to pay $600,000, $198,000 of which has been paid to date, in connection with our commitment to fund the operations of TNCi UK over the course of the next 150 days. We have overhead and interest expenses that aggregate approximately $700,000 over the next 90 days. We are also in the process of satisfying our obligation to Merrill Lynch, which is described in more detail below. These obligations are less than the sum of our currently available cash and cash equivalents, and short-term investments, which sum totaled approximately $1.2 million as of April 24, 2001, substantially all of which represented our investment in U.S. Wireless. We believe that we have sufficient cash and cash equivalents, and short-term investments, to satisfy our cash requirements for the next five to eight months. There can be no assurance, however, that our current cash and cash equivalents and amounts received upon sales of or borrowings against our short-term investments will be sufficient for such period. See "Material Changes -- Liquidity".

     We have entered into the private equity line of credit agreement described below and intend to use the proceeds for working capital purposes, including meeting these obligations. See "Material Changes -- Private Equity Line of Credit Agreement". In addition, we plan to sell or further borrow against some of our investments to cover our financial obligations. We provide no assurance that we will be able to successfully effect sales of our Class A common stock under the private equity line of credit agreement or sell or borrow against any of our assets at planned times or for prices necessary to meet our financial obligations. Failure to do so would have a material adverse effect on our financial condition.

DELISTING OF OUR CLASS A COMMON STOCK FROM TRADING ON THE NASDAQ NATIONAL MARKET WOULD REDUCE THE MARKETABILITY OF OUR SHARES.

     We received a letter dated March 1, 2001 from Nasdaq stating that, based on our Form 10-QSB filed for the period ended December 31, 2000, the staff of Nasdaq determined that we no longer met the minimum $4,000,000 net tangible assets continued listing requirement of The Nasdaq National Market. On March 23, 2001, we submitted to Nasdaq a letter and other materials as requested by Nasdaq in response to this letter detailing our plan and timetable to achieve and sustain compliance with all Nasdaq National Market listing requirements. To date, we have not received a response from Nasdaq regarding our submission.

     We also received a letter dated April 5, 2001 from Nasdaq stating that our Class A common stock had failed to maintain a minimum bid price of $1.00 over the preceding 30 consecutive trading days and as a result was not in compliance with the Nasdaq National Market maintenance standards. The letter states that if at any time before July 5, 2001, the bid price of our Class A common stock is at least $1.00 for a minimum of 10 consecutive trading days, Nasdaq staff will determine if we comply with the maintenance standard. If we are unable to demonstrate compliance with this maintenance standard on or before July 5, 2001, our Class A common stock will be delisted, subject to our right to appeal to a Nasdaq Listing Qualifications Panel. The letter notes that we may be delisted before July 5, 2001 for failure to maintain compliance with any other listing requirement for which we are currently on notice or which occurs in that period.

     Our Class A common stock is listed for trading on the Nasdaq National Market under the symbol "GTLL." A listed company may be delisted if it fails to maintain minimum levels of stockholders' equity, shares publicly held, bid price, number of stockholders or aggregate market value, or if it violates other aspects of its listing agreement. We currently do not satisfy certain continued listing standards. We are seeking additional capital and attempting to effect other equity transactions to, among other things, increase our net tangible assets. There can be no assurance that we will be able to raise this additional capital, or if we are able to raise additional capital it will be on terms satisfactory to us, or to effect other equity transactions currently under consideration. If we fail to satisfy the criteria for continued listing, our Class A common stock may be delisted.

     If our Class A common stock is delisted and we do not then qualify for a listing on a stock exchange or for quotation on the Nasdaq SmallCap Market, public trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or on the NASD's "Electronic Bulletin Board." In this event, it may be more difficult to dispose of, or even to obtain quotations as to the price of, our Class A common stock and the price, if any, offered for our Class A common stock may be substantially reduced.

THE PRIVATE EQUITY LINE OF CREDIT AGREEMENT MAY BE SUBJECT TO NASDAQ'S RULES RELATING TO FUTURE PRICED SECURITIES WHICH MUST BE COMPLIED WITH TO AVOID DELISTING.

     Nasdaq has established certain rules regarding the issuance of "future priced securities." These rules may apply to shares issued pursuant to the private equity line of credit agreement we have entered into with Equilink Capital Partners, LLC described below because the number of shares of our securities issuable pursuant to the private equity line of credit agreement is based upon a future price of our securities and may be less than the greater of book value or market value. Nasdaq's concerns regarding these securities include the following:

     Stockholders must approve significant issuances of listed securities at a discount to market or book value. Nasdaq rules prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent.

     Nasdaq may terminate the listing of a security if necessary to prevent fraudulent and manipulative acts and practices or to protect investors and the public interest. With respect to future priced securities, Nasdaq has indicated that it may delist a security if the returns with respect to the future priced security become excessive compared to the returns being earned by public investors in the issuer's securities.

     We did not obtain stockholder consent prior to entering into the private equity line of credit agreement. We believe the private equity line of credit agreement contains certain limitations on the number of shares of the Class A common stock that may be issued under that agreement so that it does not violate these Nasdaq rules. No shares of Class A common issued pursuant to the private equity line of credit agreement are being registered pursuant to this registration statement. See "Material Changes -- Private Equity Line of Credit Agreement."

IF DELISTED, OUR CLASS A COMMON STOCK MAY BE CHARACTERIZED AS PENNY STOCK SUBJECT TO ADDITIONAL RESTRICTIONS REDUCING ITS MARKETABILITY.

     If our common stock is delisted from trading on the Nasdaq National Market and we do not then qualify for a listing on a qualified stock exchange or for quotation in the Nasdaq SmallCap Market, and the market price of our common stock is less than $5.00 per share, subject to certain exceptions, trading in our common stock would be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions or high-net worth individuals) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The requirements of Rule 15g-9, if applicable, may affect the ability of broker/dealers to sell our securities and may also affect the ability of purchasers in this offering to sell their shares in the secondary market.

     The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 (the "Penny Stock Rule") also requires additional disclosure in connection with any trades involving a stock defined as penny stock (any non-Nasdaq equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions). Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker/dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

PURCHASERS OF OUR CLASS A COMMON STOCK MAY EXPERIENCE SUBSTANTIAL DILUTION OF THEIR INVESTMENT.

     We have entered into a private equity line of credit agreement dated March 28, 2001 with Equilink. The private equity line of credit agreement gives us certain rights in the two year investment period following the effective date of a registration statement covering the shares issuable in connection with the private equity line of credit and related warrants in certain circumstances and on certain conditions to exercise a put right to require Equilink to purchase shares of our Class A common stock and gives Equilink the option, in the event we exercise our put right and under certain conditions, to exercise a call right to require us to sell them additional shares. The purchase price with respect to these shares is calculated with respect to a discount to the then current market price. The investment period terminates on the earlier of the date (i) 5,000,000 shares of our Class A common stock are issued pursuant to our put rights under the private equity line of credit agreement , subject to the 19.9% limitation discussed below, (ii) the aggregate purchase price paid by Equilink to purchase shares pursuant to the private equity line of credit agreement equals $25 million or (iii) the two year investment period ends. We may not make any issuances of our Class A common stock in connection with the private equity line of credit agreement and related warrants if that issuance would result in the issuance of a number of shares in excess of 19.9% of the number of shares of Class A common stock issued and outstanding on the effective date of the private equity line of credit agreement unless we obtain prior stockholder approval in accordance with Nasdaq rules. The shares of Class A common stock purchased or otherwise issued pursuant to the private equity line of credit agreement are not being registered pursuant to this registration statement and this disclosure does not constitute an offer of any of these shares for sale. See "Material Changes - Private Equity Line of Credit Agreement".

     In addition, warrants to purchase 400,000 shares of Class A common stock, in the aggregate, are to be issued to Equilink and its affiliate in connection with the private equity line of credit. These warrants are exercisable over the next five years at a price of $1.00 per share, which price may be adjusted from time to time under certain antidilution provisions. The shares of Class A common stock issuable upon the exercise of these warrants are not being registered pursuant to this registration statement.

     Purchasers of Class A common stock could therefore experience substantial dilution of their investment as a result of purchases under and other issuances relating to the private equity line of credit agreement.

     As of April 30, 2001, 1,598,178 shares of Class A common stock were reserved for issuance upon conversion of our Series D preferred stock and 225,925 shares of Class A common stock were reserved for issuance upon the exercise of warrants held by Advantage and Koch. 696,541 of the shares of Class A common stock underlying the Series D preferred stock, 1,700,000 shares issued pursuant to the financial consulting agreement described below and 100,000 shares underlying the warrant relating to the financial advisory and consulting agreement described below are being registered pursuant to this registration statement. As of April 30, 2001, approximately 1,957,175 shares of Class A common stock were reserved for issuance upon exercise of our outstanding warrants and options other than those previously described. At April 30, 2001, there were 13,388,012 shares of Class A common stock outstanding. Of these outstanding shares, 9,270,680 were freely tradable without restriction under the Securities Act unless held by affiliates.

535,400 OF OUR SHARES OF COMMON STOCK OF US WIRELESS CORPORATION, WHICH WE HAVE PLEDGED TO SECURE THE MERRILL LYNCH CREDIT FACILITY, MAY BE LIQUIDATED TO SATISFY OUR OBLIGATIONS TO MERRILL LYNCH.

     On April 5, 2000, we entered into a line of credit facility with Merrill Lynch in which Merrill Lynch agreed to advance up to $10.0 million based upon a percentage of the value of securities pledged as collateral to secure amounts drawn under the line of credit. Principal amounts borrowed under the line, together with accrued interest at an annual rate equal to the London Inter-bank Offer Rate plus 1.25%, are payable upon demand by Merrill Lynch. The line was secured by a pledge of our shares of U.S. Wireless common stock. From November 20, 2000 to May 3, 2001, we sold 242,100 shares of U.S. Wireless common stock and remitted some or all of the proceeds from such sales to Merrill Lynch to pay down the line. Half of the proceeds from sales of 126,900 of these shares were applied to reduce the balance of the facility. Half of the proceeds from an additional 95,184 shares sold will go to reduce the balance of the facility to $581,400, which is 90% of the $646,000 face amount of a Treasury Bill pledged for our benefit by our Chairman and Chief Executive Officer.

     We have been selling, and expect to continue to sell, our shares of U.S. Wireless common stock to fund our operations. Sales to date have been made pursuant to an arrangement with Merrill Lynch whereby half of the proceeds of such sales went to reduce the balance of the credit facility and the remaining proceeds went to us. Merrill Lynch has agreed that once the outstanding balance of the credit facility is covered by 90% of the value of the pledged Treasury Bill, it will release our remaining pledged shares of U.S. Wireless common stock. Accordingly, further sales by us of our U.S. Wireless common stock will inure solely to our benefit. If the amount owed under the Merrill Lynch credit facility at any time exceeds a certain percentage of the market value of the securities pledged to Merrill Lynch, we will be subject to a maintenance call which would require us to pledge additional securities which are acceptable to Merrill Lynch as collateral or require us to reduce the outstanding balance owed under the Merrill Lynch credit facility through payment in cash. We provide no assurance that we would have sufficient additional collateral or funds necessary to pay outstanding amounts owed under the Merrill Lynch credit facility in the event of a maintenance call or upon demand for payment by Merrill Lynch, the failure of either of which might result in the liquidation of our shares of US Wireless pledged to Merrill Lynch to satisfy outstanding obligations under the Merrill Lynch credit facility and a material adverse effect on our financial condition. See "Material Changes -- Liquidity".

TNCI UK MAY GROW RAPIDLY AND WE MAY HAVE DIFFICULTY ASSISTING IT IN THIS GROWTH.

     TNCi UK is poised for rapid growth. On March 12, 2001, we and TNCi UK entered into a Teaming Agreement with General Dynamics Interactive Corporation to pursue business opportunities in the long-haul passenger rail market, primarily in the UK. In the event that TNCi UK obtains a contract from any potential customer to which it has provided proposals and there is no assurance that it will, we anticipate that TNCi UK will grow rapidly. This growth will require TNCi UK to:

          * scale its workforce to be able to meet the demands of installation and maintenance of its product in potentially thousands of passenger seats on trains;

          * continue to aggressively advertise and promote its products and services in its targeted geographical market;

          * modify and expand the current array of products and services offered; and

          * push product into new geographical markets where we believe that significant market share and profitability may be achieved.

     This potential growth will place a strain on the limited resources of TNCi UK and the limited resources we can allocate to assist it. The funds required to support this growth may require us to forego acquisition opportunities that would otherwise be consistent with our business strategy of investing in, developing and managing emerging growth companies in the e-commerce, Internet, networking solutions, information and entertainment systems, telecommunications and gaming industries.

WE ARE A DEFENDANT IN A MULTI-DISTRICT CLASS ACTION LAWSUIT AND INVOLVED IN OTHER LEGAL PROCEEDINGS.

     Swissair/MDL-1269, IN REGARDS TO AN AIR CRASH NEAR PEGGY'S COVE, NOVA SCOTIA. This Multi-district litigation, which is being overseen by the United States District Court for the Eastern Division of Pennsylvania, relates to the crash of Swissair Flight No. 111 on September 2, 1998. The aircraft involved in the crash was a McDonnell Douglas MD-11 equipped with an in-flight interactive entertainment system developed by the Interactive Entertainment Division that The Network Connection acquired from us. Since then, a number of claims have been filed by the families of the victims of the crash. We have been named as one of the many defendants, including Swissair, Boeing, DuPont and The Network Connection, in this consolidated multi-district litigation. Our aviation insurer is defending us in the action. We have $10 million in insurance coverage related to the action. With respect to additional insurance coverage, a court has ruled that an umbrella policy for an additional $10 million in insurance does not cover the Swissair action. Currently, we do not plan to appeal such ruling in connection with the Swissair crash. If liability is assessed against us, to the extent this liability exceeds the available insurance, our business will be adversely affected. If found liable for an amount substantially in excess of the limits of our coverage, we could lose all of our assets.

     We are also involved in the following legal proceedings:

     FIDELITY AND GUARANTY INSURANCE COMPANY V. INTERACTIVE FLIGHT TECHNOLOGIES, INC., United States District Court for the District of Minnesota, CV No. 99-410. This is a reformation action in which one of the Company's insurers is seeking to reform an umbrella policy in the amount of $10.0 million to include an exclusion for completed products for policies issued for years 1997-98 and 1998-99. Such exclusion would preclude claims made by the estates of victims of the crash of Swissair Flight No. 111 on September 2, 1998. The insurer recently filed a motion for summary judgment, which was heard before the United States District Court for the District of Minnesota on September 12, 2000. On October 24, 2000, the Court ruled in favor of the insurer. We filed a motion to alter or amend the ruling, which was denied on January 19, 2001. We thereafter determined not to appeal this action further and entered into a voluntary dismissal with respect to this action. The umbrella policy at issue in this suit is in addition to the $10.0 million in aviation insurance coverage that we currently have in place.

     BRYAN R. CARR V. THE NETWORK CONNECTION, INC. AND GLOBAL TECHNOLOGIES, LTD., Superior Court of Georgia, Civil Action No. 99-CV-1307. Bryan R. Carr, The Network Connection former Chief Operating and Financial Officer and a former Director, filed a claim on November 24, 1999 alleging a breach of his employment agreement with The Network Connection. Mr. Carr claims that he is entitled to the present value of his base salary through October 31, 2001, a share of any "bonus pool," the value of his stock options and accrued vacation time. The Network Connection and Global filed a motion to compel arbitration of the claims pursuant to an arbitration provision in the employment agreement and to stay the State Court action pending the arbitration proceeding. Our motion was granted on August 9, 2000. On November 7, 2000, Mr. Carr filed his claim for arbitration in Georgia. The arbitration is currently in the discovery phase.

     On May 6, 1999, a complaint captioned INTERACTIVE FLIGHT TECHNOLOGIES, INC.
V. SWISSAIR TRANSPORT COMPANY, LTD., et al., No. Civ. 99-0936PHXSMM, was filed in the United States District Court for the District of Arizona. In this suit, we are seeking payment by Swissair of $6,773,906 for sums owed by Swissair and SR Technics to us for equipment and warranty contracts. We have also asserted claims for business torts arising from the unjustified deactivation of the entertainment network systems following the crash of Swissair Flight 111 in this action. Swissair filed motions to dismiss the action alleging that the claims asserted in our complaint are subject to resolution by arbitration. The motions to dismiss were granted on March 31, 2000. We requested the District Court to reconsider its ruling on the motions and such request was denied by the District Court on May 25, 2000. We appealed both the March 31 and May 25 District Court Orders to the United States Court of Appeals for the Ninth Circuit. Swissair filed a motion to dismiss the appeal for lack of jurisdiction, which was granted on September 18, 2000. On March 28, 2001, the Supreme Court of the United States granted our petition for writ of certiori and remanded the case to the Circuit Court for further consideration. We have assigned any proceeds we may be entitled to in this action to The Network Connection.

     In September of 1999, we filed a lawsuit against Barington Capital Group,
L. P. in Maricopa County Superior Court, Arizona, seeking a declaratory judgment that no sums were owed to Barington pursuant to a one-year Financial Advisory Service Agreement dated October 21, 1998. In October 1999, Barington filed a lawsuit on the same contract in the Supreme Court of the State of New York, County of New York, Index No. 99-6041606, captioned BARINGTON CAPITAL GROUP, L.P. V. INTERACTIVE FLIGHT TECHNOLOGIES, INC., alleging that Barington is owed $1,750,471 in connection with services alleged to have been performed pursuant to the Financial Advisory Service Agreement. On October 20, 2000, Barington filed a Renewed Motion to Dismiss for Lack of Personal Jurisdiction and For Forum Non Conveniens our Amended Complaint in the Arizona action. By Order dated January 8, 2001, the Arizona Court dismissed our Amended Complaint, finding that New York was a more convenient forum for the parties to litigate their dispute. Accordingly, the parties are proceeding with the New York action and are undertaking discovery.

     A suit captioned AVNET, INC. V. THE NETWORK CONNECTION, INC., was filed May 17, 2000 in Maricopa County Superior Court, CV2000-009416. The suit relates to invoices for inventory purchased by The Network Connection in late 1998 and early 1999. Avnet, Inc. seeks payment of the invoices, interest and legal fees. The aggregate amount of relief sought by Avnet is approximately $900,000. The Network Connection has not paid for the inventory purchased primarily for the following reasons: (i) the inventory purchased did not meet specifications and thus was not accepted by its customer, and (ii) The Network Connection was pursuing a separate warranty claim against Avnet regarding certain other inventory purchased from Avnet. On October 11, 2000, The Network Connection won a jury verdict of $1.8 million in the warranty suit. On December 21, 2000 as amended by letter agreement dated December 22, 2000, The Network Connection settled this suit for $700,000 in cash, the cancellation of approximately 899,000 of outstanding accounts payable due to Avnet and mutual releases of all existing claims. The Company recorded a gain in other income of $1,363,563 reflecting the settlement, net of legal fees. The Company received the cash payment on January 2, 2001.

     FIRST LAWRENCE CAPITAL CORP. V. GLOBAL TECHNOLOGIES LTD. AND GLOBALTECH HOLDINGS, LTD., f/k/a IFT HOLDINGS, LTD. (UK), Supreme Court of the State of New York, County of New York, Index No.:01/601576. First Lawrence filed a complaint commencing this lawsuit against us and our affiliate on March 28, 2001. This complaint alleges a breach of the settlement agreement dated August 13, 1999 between First Lawrence and us relating to an earlier lawsuit commenced by First Lawrence against us and certain of our affiliates. The aggregate amount of relief sought is approximately $545,000, plus related interest, costs and expenses.

     INSIGHT DIRECT USA, INC. V. GLOBAL TECHNOLOGIES, LTD., ET AL, Superior Court of the State of Arizona, County of Maricopa, Case No. CV2000-021045. This matter relates to a stipulated judgment against us for $36,000.00 to be paid $6,000.00 per month from March through August, 2001.

     AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. V. GLOBAL TECHNOLOGIES, LTD. AND NETWORK CONNECTIONS, INC., Supreme Court of the State of New York, County of New York, Index No.:01/601416. American Express is seeking the payment of unpaid balances on credit cards issued under each of our and The Network Connection's corporate accounts. As to us, American Express is seeking approximately $34,000 and, as to The Network Connection, American Express is seeking approximately $974,000. American Express commenced the lawsuit March 20, 2001. We are currently in settlement negotiations with American Express, though there can be no assurance we will be able to negotiate a settlement.

     MORRIS AARON V. THE NETWORK CONNECTION AND GLOBAL TECHNOLOGIES, LTD., Superior Court of the State of Arizona, County of Maricopa, Case No. CV2001-003733. Morris C. Aaron, The Network Connection former Chief Financial Officer and our former Chief Financial Officer and Vice-President-Finance, filed a claim on March 5, 2001 for $35,657.89 for wages claimed and treble damages.

     FRANK E. GOMER V. THE NETWORK CONNECTION AND GLOBAL TECHNOLOGIES, LTD., Superior Court of the State of Arizona, County of Maricopa. Frank E. Gomer, The Network Connection Systems Group former President and Chief Operating Officer filed a claim on March 22, 2001 for $76,000.00 for wages claimed and treble damages.

     44TH STREET AND VAN BUREN LIMITED PARTNERSHIP V. THE NETWORK CONNECTION AND GLOBAL TECHNOLOGIES, LTD., Superior Court of the State of Arizona, County of Maricopa, Case No. CV2001-004664. The landlord for The Network Connection's Arizona offices filed this complaint on March 20, 2001 alleging breaches of the lease with The Network Connection and guaranteed by us for those offices and seeking approximately $12,000 and other relief.

OUR BUSINESS DEPENDS ENTIRELY ON THE PERFORMANCE OF OUR PARTNER COMPANIES, WHICH IS UNCERTAIN.

     We own interests in and help some of our partner companies operate their respective businesses. Each of our partner companies is engaged in a different operating business, and consequently is subject to a set of risks particular to its business. Material risks relating to our partner companies are set forth below under "Risks Particular to our Partner Companies." If our partner companies do not succeed, the value of our investments in such companies and our stock price could decline.

     Our approximately $35 million in total assets as of December 31, 2000 included approximately $29 million of assets of our consolidated subsidiaries and investments in our other partner companies. The carrying value of our partner company ownership interests includes our original acquisition cost and the effect of accounting for certain of our partner companies under the equity method of accounting. The carrying value of our partner companies will be impaired and decrease if one or more of our partner companies do not succeed. For example, the recent bankruptcy of our partner company, The Network Connection, has caused us to write off the approximately $13.8 million of carrying value that we had previously attributed to its assets. Also, the carrying value of our investment in US Wireless is marked to market, and, therefore, a decline in its market price will impact our financial position.

OUR REVENUES ARE SUBSTANTIALLY DEPENDENT ON OUR OPERATING SUBSIDIARIES.

     Our consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries:

          *    GlobalTech Holdings Limited

          *    GTL Management Limited

          *    Interactive Flight Technologies (Gibraltar) Limited

          *    GTL Lottoco, Inc.

          *    GTL Subco, Inc.

          *    GTL Investments

          *    GTL Leasing Limited

          *    Lottery Sales Company Limited

          *    MTJ Corp.

          *    GlobalTec Networks, LLC

and of our majority-owned and controlled subsidiaries, The Network Connection, and TNCi UK. The ownership interest of minority shareholders in The Network Connection and TNCi UK are recorded as "minority interest" on our condensed consolidated financial statements. In connection with the bankruptcy of The Network Connection, we will be writing off our investment in that company on our financial statements. We generally would not consolidate with our results of operations the results of operations of a partner company in which we held less than a 50% voting interest and otherwise did not maintain management control.

     For the six months ended December 31, 2000, the revenues of The Network Connection represented 43% of our total revenues. For the year ended June 30, 2000, the revenues of The Network Connection represented 96% of our total revenues, and for the eight-month transition period ended June 30, 1999, revenues from The Network Connection represented approximately 61% of our revenues.

     If our voting ownership of any of our operating subsidiaries were to decrease below 50% and we did not maintain management control, we would most likely not continue to consolidate their results of operations with our results of operations. While this would affect our earnings per share only to the extent of our ownership change, the presentation of our consolidated statement of operations and balance sheet would change dramatically. In addition, fluctuations and decreases in the revenues of any of our subsidiaries, particularly The Network Connection, will have a correlative effect on our revenues.

WE MAY NOT HAVE OPPORTUNITIES TO ACQUIRE INTERESTS IN ADDITIONAL COMPANIES.

     Although our business strategy is to invest in, develop and manage emerging growth companies in the e-commerce, networking solutions, telecommunications and gaming industries, due to our current financial condition, we are not currently in an acquisition phase. In the event that we return to such a phase, if ever, we may be unable to identify companies that complement our strategy. Even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

          *    failure to agree on the terms of the acquisition;

          * incompatibility between our management and management of the company;

          *    competition from other potential acquirers;

          * and lack of capital resources needed to acquire an interest in the company.

     If we cannot acquire interests in additional companies, our strategy to build a network of technology partner companies that will enhance stockholder value may not succeed. Additionally, if we return to an acquisition phase, any acquisitions made will likely place strain on our limited resources and our ability to manage our partner companies. Risks related to future acquisitions include:

          * disruption in our ongoing support of our partner companies, distracting our management and other resources and making it difficult to maintain our standards, controls and procedures;

          * acquisition of interests in companies in markets in which we have little experience; and

          * increased debt or issuance of equity securities to fund future acquisitions, which may be dilutive to existing stockholders.

OUR SUCCESS DEPENDS UPON OUR SENIOR MANAGEMENT AND THE KEY PERSONNEL OF OUR PARTNER COMPANIES.

     Our success depends upon the continued employment of and performance by our senior management, particularly our Chairman and Chief Executive Officer, Irwin
L. Gross, and the key personnel of our partner companies. It could have a material adverse effect on us if our senior management team do not continue their relationships with us, or if our partner companies are unable to hire and retain a sufficient number of qualified management, professional, technical and marketing personnel.

THE MARKET PRICE FOR OUR STOCK IS AND WILL LIKELY CONTINUE TO BE VOLATILE.

     The market price for our stock has been volatile and has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile. In addition, the stock market in general and the market for technology companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, financial condition and results of operations.

FLUCTUATIONS IN OUR QUARTERLY RESULTS WILL LIKELY CAUSE FLUCTUATIONS IN OUR STOCK PRICE.

     We expect that our quarterly results will fluctuate significantly due to many factors, including:

          *    the operating results of our operating subsidiaries;

          * changes in equity, losses or income and amortization of goodwill related to the acquisition or divestiture of interests in partner companies;

          * changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

          * changes in the market price of our investment in US Wireless, which is marked to market;

          * sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

          * the pace of development or a decline in growth of the markets in which our partner companies operate and competition with respect to the technologies, products and services offered by our partner companies;

          * exchange rate fluctuations, to the extent that we generate revenues from foreign operations;

          * competition from other potential acquirers of prospective partner companies, which could increase our cost of acquiring interests in additional companies, if we return to an acquisition phase; and

          * our ability to effectively manage our growth and the growth of our partner companies.

     If our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our stock could decrease. In addition, we expect that the price of our common stock will fluctuate in response to announcements by us or our competitors with respect to acquisitions, divestitures and other corporate developments.

WE MAY HAVE TO BUY, SELL OR RETAIN ASSETS WHEN WE WOULD OTHERWISE NOT WISH TO IN ORDER TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940.

     Generally, a company may be required to register under the Investment Company Act and comply with significant restrictions if its investment securities exceed 40% of the company's total assets, or if it holds itself out as being primarily engaged in the business of investing, reinvesting or trading in securities. A company is generally not required to register under the Investment Company Act if less than 45% of its total assets consist of, and less than 45% of its net income is derived from, securities other than government securities and securities of majority-owned subsidiaries and companies primarily controlled by it.

     We believe that we are not an investment company, as that term is defined under the Investment Company Act, because our interests in partner companies that are not majority owned or primarily controlled by us make up less than 45% of our total assets and net income. It is not feasible for us to register as an investment company because the Investment Company Act regulations are inconsistent with our strategy of acquiring interests in, developing, operating and managing our partner companies. As the values of our currently held investment and non-investment securities change, and if we acquire additional investment securities, it is possible that we could be subject to regulation under the Investment Company Act. If that were to happen, we could ask for exemptive relief from the Securities and Exchange Commission. We are also able to rely once every three years on a one-year temporary exemption from the registration requirements of the Investment Company Act. If we were not able to obtain exemptive relief and the one-year temporary exemption were no longer available, we might need to take certain actions to avoid regulation under the Investment Company Act. We might be compelled to acquire additional income or loss generating assets that we might not otherwise have acquired, be forced to forego opportunities to acquire interests in companies that would be important to our strategy or be forced to forego the sale of minority interests we would otherwise want to sell. In addition, we might need to sell some assets considered to be investment securities, including interests in partner companies. Any of these actions could adversely affect our business.

WE MAY BE UNABLE TO OBTAIN MAXIMUM VALUE FOR OUR PARTNER COMPANY INTERESTS.

     We have significant positions in many of our partner companies. If we were to divest all or part of an investment in a partner company, we may not receive maximum value for this position. For partner companies with publicly traded stock, we may be unable to sell our interest, or portions thereof, at then-quoted market prices, or at all. For example, trading in The Network Connection's stock has been halted in connection with its bankruptcy announcement. We are not sure when, if ever, trading will resume. Furthermore, for those partner companies that do not have publicly traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

OUR GLOBAL PRESENCE EXPOSES US TO CULTURAL DIFFERENCES, CURRENCY FLUCTUATIONS AND POLITICAL INSTABILITY.

     We have invested in foreign operations and may consider additional projects outside the United States. Our international presence exposes us to several risks, including the following:

          * CULTURAL DIFFERENCES. In transacting business in foreign countries, we seek to partner with entities from those countries and to hire professional consultants to help us determine whether products and services we propose to offer will be accepted by the people who live there. This process does not, however, ensure acceptance. Our failure to choose acceptable products and services to offer abroad will have an adverse effect on our business.

          * CURRENCY FLUCTUATIONS. When we purchase interests in non-United States partner companies for cash, we will likely have to pay for the interests using the currency of the country where the prospective partner company is located. Similarly, although it is our intention to act as a long-term partner to our partner companies, if we sold an interest in a non-United States partner company we might receive foreign currency. To the extent that we transact in foreign currencies, fluctuations in the relative value of these currencies and the United States dollar may adversely impact our financial results.

          * COMPLIANCE WITH LAWS. We are subject to the laws of the UK, with respect to TNCi UK's operations, and may become subject to the laws and regulations of other foreign countries in the future. These laws are different than those of the United States and we are less familiar with them. We must go to the expense of hiring legal counsel in each foreign country in which we operate to comply with their laws and regulations. The laws of these foreign countries may change at any time, which would likely require us to incur additional legal expenses to comply with such changes, or could even force us to discontinue operations.

          * POLITICAL INSTABILITY. We have, and may in the future purchase, interests in foreign partner companies that are located, or transact business in, parts of the world that experience political instability. Political instability may have an adverse impact on the subject country's economy, and may limit or eliminate a partner company's ability to conduct business.

WE FACE GENERAL RISKS RELATED TO DOING BUSINESS THAT ARE BEYOND OUR CONTROL.

     Our success will depend in part on certain factors that are beyond our control and that cannot clearly be predicted at this time. These factors include general economic conditions, both nationally and internationally, changes in tax laws, fluctuating operating expenses, changes in governmental regulations, changes in technology and trade laws.

                    RISKS PARTICULAR TO OUR PARTNER COMPANIES

FLUCTUATION IN THE PRICE OF THE COMMON STOCK OF OUR PUBLICLY TRADED PARTNER COMPANIES COULD AFFECT THE PRICE OF OUR STOCK.

     The Network Connection and US Wireless are our two publicly traded partner companies although trading in common stock of The Network Connection is currently halted. The price of their common stock has been highly volatile. The market value of our holdings in these partner companies changes with these fluctuations. Fluctuations in the price of The Network Connection's, if and when trading resumes, and US Wireless' common stock are likely to affect the price of our Class A common stock.

     THE NETWORK CONNECTION. As discussed above, The Network Connection filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code on March 24, 2001 with the United States Bankruptcy Court for the Eastern District of Pennsylvania, in Philadelphia. The Network Connection continues to maintain its assets, operate its businesses and manage its affairs as a debtor-in-possession pursuant to the provisions of the Bankruptcy Code. In connection with the bankruptcy announcement, trading in the common stock of The Network Connection on the Nasdaq SmallCap Market was halted. We do not know when, if ever, trading will resume. In addition, we have been selling shares of US Wireless from time to time in order to fund operations. These sales may have downward pressure on the price of US Wireless common stock and correlatively on the price of our publicly traded stock.

     In the event that The Network Connection's stock resumes trading, the price thereof will likely fluctuate based on the developments of TNCi UK, of which The Network Connection owns 40%, and the results of a lawsuit currently being litigated between The Network Connection and Swissair described above.

     US WIRELESS. US Wireless currently has insignificant revenues because it is in the process of developing networks to support its proprietary wireless location technology, RadioCamera(TM), which is designed to enable wireless carriers and others to provide their customers with location-based services and applications. US Wireless developed its RadioCamera(TM) technology to capitalize on the market that it expects to develop in response to the Federal Communication Commission's mandate, which requires geolocation of mobile phone subscribers dialing 911. The price of US Wireless' common stock may be adversely affected by the following factors:

          * additional mandates or other legislation or regulation negatively affecting the FCC mandate;

          * the development of the market for wireless location technologies, which currently is almost completely dependent upon the FCC mandate;

          * results of the testing of its RadioCamera(TM) wireless location-technology;

          * US Wireless' ability to build out a nationwide network to allow for use of the RadioCamera(TM) system on a nationwide basis, which will require substantial capital commitment, and developing additional applications and offerings of value-added services in connection with the RadioCamera(TM) technology;

          * the level of acceptance of US Wireless' RadioCamera(TM) technology as a solution to the FCC mandate and of any additional services the company develops for use in connection with that technology;

          * announcements by US Wireless or its competitors with respect to system and service enhancements, strategic and other agreements, and other corporate developments;

          * competitors' abilities to develop and implement their systems in response to the FCC mandate, and the level of acceptance of competitors' systems, in the event that any are developed and implemented; and

          * US Wireless' ability to obtain the financing necessary for it to carry out its business plan.

     An additional factor that may affect the volatility of the stock price of either of our publicly traded partner companies is the extent to which there are outstanding shares available for resale and derivative securities outstanding that could convert to shares available for resale. The sale of a significant number of shares of either of our publicly traded partner companies into the market could cause a decrease in the price per share of that partner company.

THE NETWORK CONNECTION AND TNCI UK HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES.

     The Network Connection had an accumulated deficit of $108.9 million at December 31, 2000. For the six months ended December 31, 2000, The Network Connection generated revenue of $95,645 on which we realized a net loss available to common stockholders of $9.8 million. The Network Connection generated revenue of $7.1 million for the fiscal year ended June 30, 2000 and realized a net loss of $16.3 million for such year. For the eight-month transition period ended June 30, 1999, The Network Connection generated revenues of $1 million, and realized net income of $2.3 million (this net income was due entirely to reversal of prior accruals). The Network Connection generated revenue of $18.8 million for the fiscal year ended 1998, and realized a net loss of $7.2 million for that year. Due to the write off of our investment in The Network Connection on our financial statements and The Network Connection's financial statements as a result of The Network Connection's bankruptcy, none of revenue, profit or loss generated by The Network Connection will be reflected on our financial statements going forward.

     In connection with our March 9, 2001 acquisition of preferred shares of TNCi UK, it is now a consolidated subsidiary of Global. TNCi UK was formed in September, 1999. For the six months ended December 31, 2000, TNCi UK generated no revenue and realized a net loss available to ordinary shareholders of $555,000. TNCi UK is in the early stages of its development and we do not expect it to generate any revenues until such time, if any, that it obtains a contract with one of the potential customers to which it has provided proposals for its products and services.

WE HAVE DISCONTINUED OUR LOTTERY OPERATIONS AND ARE SEEKING ALTERNATIVE STRATEGIES FOR THE USE OF OUR LOTTERY EQUIPMENT.

     We terminated our UK lottery operations in December 2000. In connection with those operations, GTL Management Limited, a UK subsidiary of ours, had entered into an agreement with International Lottery and Totalizator Systems, Inc. pursuant to which International Lottery provided certain facilities management services and technological support in connection with the networking hardware, software and terminals that we, through another UK subsidiary, purchased from them and that serves as the infrastructure of the lottery. This agreement had a seven-year term and required that we pay them $72,000 per week, plus additional amounts based on any terminals in excess of 3,500 being installed and a percentage of average daily sales. We guaranteed performance of this agreement. In December, 2000, we settled all potential claims with International Lottery involving this agreement and the agreement pursuant to which we purchased the terminals in exchange for the return to International Lottery of 1,333 lottery terminals.

     We are currently investigating alternative operating strategies for the use of the approximately 2,200 lottery terminals and network operating center that we still own. Such strategies include utilizing the network for operating pools, lotteries and betting for established gaming companies, and to develop a national linked bingo game in partnership with proprietary private clubs and/or leisure parks throughout the UK or selling the equipment comprising the lottery network. No assurance can be given that we will be successful in identifying an appropriate alternative use for the lottery equipment or successful in selling the equipment. Failure to do so will likely result in the lottery equipment assets being deemed impaired under generally accepted accounting principles, as the carrying value of such assets may not be fully recoverable. Any write down of the value of such assets due to such impairment could have a material adverse effect on our financial condition.

TNCi UK WILL LIKELY REQUIRE ADDITIONAL FINANCING.

     Currently, TNCi UK has approximately $125,000 of outstanding accounts payable and the rate at which TNCi UK's cash expenditures exceed its cash receipts is approximately $50,000 per month. We do not anticipate that this rate will decrease until such time, if any, that TNCi UK obtains a contract for the provision of its products and services. We anticipate that the funding we have committed to provide TNCi UK in connection with our March 9, 2001 acquisition of an equity interest therein will be sufficient to maintain current operations through July 9, 2001. In the event that a contract is obtained, TNCi UK will require substantial financing to scale its workforce to meet the demands of installation and maintenance of potentially thousands of rail passenger seats, until profitability is achieved, if ever.

     We are currently in discussions with equity and strategic partner financing sources, which, if transactions are consummated, together with the aforementioned available sources of financing, should provide sufficient funding for TNCi UK to meet our business plan requirements. There is no assurance that we or TNCi UK will be able to raise additional capital on acceptable terms or at all, and, the inability to raise such capital would have a material adverse effect on our and TNCi UK's operating results and financial condition.

TRADING HAS BEEN HALTED FOR THE COMMON STOCK OF THE NETWORK CONNECTION ON THE NASDAQ SMALLCAP MARKET AND THERE IS A SUBSTANTIAL LIKELIHOOD THAT ITS COMMON STOCK MAY BE DELISTED WHICH SUBSTANTIALLY REDUCES THE MARKETABILITY OF OUR HOLDINGS IN THE NETWORK CONNECTION.

     The Network Connection does not currently satisfy certain continued listing standards of the Nasdaq SmallCap Market. The current state of the company makes it extremely difficult for it to regain compliance with the Nasdaq SmallCap Market continued listing standards and raises a substantial likelihood that its common stock may be delisted. In connection with The Network Connection's bankruptcy filing, trading in its common stock was halted on March 26, 2001 by Nasdaq pending its receipt and review of further information from The Network Connection regarding the bankruptcy. On April 10, 2001, The Network Connection provided the information requested to Nasdaq. To date, The Network Connection has not been notified by Nasdaq of the status of the review. In addition, The Network Connection received a letter dated December 22, 2000 from Nasdaq noting that it received a "going concern" opinion from its independent auditors and stating concern that it may not be able to sustain compliance with the continued listing requirements of The Nasdaq SmallCap Stock Market. On January 11, 2001, The Network Connection submitted to Nasdaq a letter and other materials as requested by Nasdaq in response to this letter detailing its plan and timetable to address the specific items which its independent auditors to issue the "going concern" opinion and for obtaining the extensive funding needed to fund operations over the next 12 months. To date, The Network Connection has not received a response from Nasdaq regarding its submission. The Network Connection common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "TNCX." While trading is halted, the ticker symbol of The Network Connection has been changed to "TNCXQ". A listed company may be delisted if it fails to maintain minimum levels of stockholders' equity, shares publicly held, bid price, number of stockholders or aggregate market value, or if it violates other aspects of its listing agreement.

     If The Network Connection common stock is delisted, public trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or on the NASD's "Electronic Bulletin Board." Public trading of The Network Connection's common stock is currently halted on Nasdaq and we do not know when, if ever, it will resume. As a result, it currently is, and if delisted would continued to be, more difficult to dispose of, or even to obtain quotations as to the price of, The Network Connection common stock and the price, if any, offered for its common stock may be substantially reduced.

IF THE NETWORK CONNECTION IS DELISTED, ITS COMMON STOCK MAY BE CHARACTERIZED AS A PENNY STOCK SUBJECT TO ADDITIONAL RESTRICTIONS REDUCING ITS MARKETABILITY.

     If the Network Connction's common stock is delisted from trading on the Nasdaq SmallCap Market, and the market price of its common stock is less than $5.00 per share, subject to certain exceptions, trading in its common stock would be subject to the requirements of Rule 15g-9 promulgated under the Exchange Act. Under this rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions or high-net worth individuals) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The requirements of Rule 15g-9, if applicable, may affect the ability of broker/dealers to sell its securities.

     The Penny Stock Rule also requires additional disclosure in connection with any trades involving a stock defined as penny stock (any non-Nasdaq equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions). Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker/dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

MANY OF OUR PARTNER COMPANIES OPERATE IN MARKETS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE.

     The markets in which many of our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing technologies, products and services obsolete. Growth and intense competition in the networking solutions, telecommunications and e-commerce markets exacerbate these conditions. If our technology-oriented partner companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results could be adversely affected. To be successful, these partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on the abilities of our partner companies to enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our technology-oriented partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

OUR TECHNOLOGY ORIENTED PARTNER COMPANIES' PRODUCTS COULD EXPERIENCE TECHNICAL DIFFICULTIES.

     The products of our technology-oriented partner companies are highly specialized and involve intricate technologies and electronic components that may be subject to technical difficulties. These technical difficulties could occur at any time as a result of component malfunction or some other reason. Although our technology-oriented partner companies generally utilize quality control procedures and test products before marketing them, there is no assurance that all defects will be identified. We believe that reliability will be an important consideration for customers of our partner companies. Failure to detect and prevent defects and design flaws in the products of these partner companies could adversely affect our business, financial condition and operating results.

THE SUCCESS OF OUR TECHNOLOGY-ORIENTED PARTNER COMPANIES IS DEPENDENT TO A LARGE DEGREE ON THE ACCEPTANCE OF E-COMMERCE AS A MEANS OF DOING BUSINESS.

     The success of our technology-oriented partner companies is dependent on the continued growth of intranets and the Internet as media for commercial transactions. The development of the e-commerce market is in its early stages. If widespread commercial acceptance of e-commerce and use of the Internet does not continue to develop, or if intranets and the Internet do not develop as effective media for providing products and services, our technology-oriented partner companies may not succeed. A number of factors could impede acceptance of e-commerce and the Internet as a medium for doing business, including:

          * the unwillingness of businesses to shift from traditional processes to intranet-based and/or Internet-based processes;

          * the failure to continue the development of the necessary network infrastructure for substantial growth in usage of the Internet;

          * increased government regulation or taxation may adversely affect the viability of intranets and the Internet as media for commercial transactions; and

          * the growth in bandwidth may not keep pace with the growth in on-line traffic, which could result in slower response times for the users of intranet-based and Internet-based commercial transactions.

ALL OF OUR PARTNER COMPANIES COULD BE ADVERSELY AFFECTED BY COMPETITION IN THE MARKETS IN WHICH THEY OPERATE.

     The markets in which our partner companies operate are highly competitive. Many of the competitors of our partner companies have longer operating histories and significantly greater financial, technical, marketing and other resources than they do. These competitors are therefore able to respond more quickly and efficiently to new or changing opportunities, technologies and customer requirements. If our partner companies' products and services do not achieve a significant level of acceptance in the marketplace, or their competitors develop products and services rendering theirs obsolete, our partner companies, and, in turn, we, would be adversely affected.

INTELLECTUAL PROPERTY ISSUES, GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES THAT COULD AFFECT OUR PARTNER COMPANIES.

     INTELLECTUAL PROPERTY. Our partner companies utilize certain proprietary technologies and other intellectual property that are valuable to them. They protect this intellectual property in a variety of ways, such as through patent, trademark and copyright law. In addition, our partner companies rely on confidentiality agreements with key employees to prevent disclosure of important intellectual property to third parties. There is no assurance that any of these protections will prove sufficient to prevent third parties from using our partner companies' intellectual property either through legal or illegal means. Use by third parties of intellectual property of one of our partner companies could adversely affect that partner company's business. In addition, we give no assurance that any particular aspect of any of our partner companies' intellectual property will not be claimed to infringe the intellectual property rights of a third party. Intellectual property infringement litigation for or against any of our partner companies would likely have an adverse effect on that partner company's business.

     GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. Our partner companies are subject, both directly and indirectly, to various laws and governmental regulations relating to their businesses. Our partner companies that operate abroad are subject to the laws and regulations of foreign countries with which we are not familiar. We believe that our partner companies maintain compliance with these laws and regulations, and that, while there is expense incurred in doing so, these laws and regulations do not have a material impact on the operations of our partner companies; however, as a result of rapid technology growth and other related factors, laws and regulations may be adopted which significantly impact our partner companies' businesses, and, in turn, our business.

                           AN OVERVIEW OF OUR BUSINESS

     Global Technologies, Ltd. is a technology incubator that invests in, develops and manages emerging growth companies in the networking solutions, interactive information and entertainment systems, e-commerce, telecommunications and gaming industries.

     We currently hold common stock and convertible preferred stock representing approximately 70% of the outstanding common stock of The Network Connection, Inc. on a fully converted basis. On March 24, 2001, The Network Connection filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Eastern District of Pennsylvania in Philadelphia. The Network Connection continues to maintain its assets, operate its business and manage its affairs as a debtor-in-possession pursuant to the provisions of the Bankruptcy Code. The Network Connection is publicly traded on the Nasdaq SmallCap Market under the ticker symbol "TNCX," though trading has been halted as a result of the filing of The Network Connection's bankruptcy petition. While trading is halted, the ticker symbol of The Network Connection has been changed to "TNCXQ." The Network Connection has developed broadband entertainment, information and e-commerce systems for the "away-from-home" marketplace. The Network Connection recently reduced its operations to focus its efforts on the operations of TNCi UK Ltd., a company incorporated under the laws of England and Wales. TNCi UK's system (ProjecTRAINbow(tm)) provides passenger trains with an information and entertainment platform.

     To permit TNCi UK to fund ongoing operations and avoid insolvency and receivership, on March 9, 2001, we acquired 600 cumulative redeemable preferred shares of TNCi UK. We have committed to pay $600,000 for the TNCi UK preferred shares, $198,000 of which was paid to TNCi UK to date. The remainder of the purchase price is evidenced by a 9% note payable through August 6, 2001. Prior to this transaction, TNCi UK was a wholly owned subsidiary of the Network Connection. The 600 TNCi UK preferred shares acquired by us represent 60% of the outstanding voting equity of TNCi UK. The Network Connection holds the remaining 40% of the outstanding voting equity of TNCi UK through its ownership of ordinary shares.

     As of May 3, 2000, we also held 535,400 shares of common stock representing approximately 2.5% of the outstanding common stock of US Wireless Corporation based on the number of outstanding shares of US Wireless common stock on February 5, 2001. US Wireless is publicly traded on the Nasdaq National Market under the ticker symbol "USWC". US Wireless develops high-performance, network-based location systems (known as the RadioCamera system) designed to enable wireless carriers, the intelligent transportation systems and telematics industry and others to provide value-added, location-based services and applications, including: enhanced 911, live-navigation assistance, enhanced 411, traffic data and asset and vehicle tracking.

     We also own a lottery network, consisting of a central computer system and approximately 2,200 terminals that connect to the central system via wireless technology. We are currently evaluating alternative uses for the lottery network, including contributing network assets and management expertise into joint ventures established to provide lottery and related games in the United Kingdom or selling the equipment comprising the lottery network. There is no assurance that a transaction will be consummated or any lottery operations commenced or that we will be successful in selling the equipment.

     We also hold 1,499,900 shares of common stock of, representing an approximately 14% equity interest in, Shop4Cash.com, Inc., a privately held, cash-incentive, Internet shopping portal with a base of affiliated merchants. As of March 30, 2001, Shop4Cash had been unable to obtain additional financing to continue its operations. As a result, we wrote off our total investment of $174,990.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Class A common stock offered pursuant to this prospectus by the selling stockholders. We would receive certain benefits from the conversion of the Series D preferred stock.

                            SELLING SECURITY HOLDERS

FINANCIAL CONSULTING AGREEMENT

     We have entered into a financial consulting agreement with Equilink Capital Partners, LLC effective March 22, 2001, whereby we engaged Equilink to provide financial consulting services to us for a period of two years following that date. This financial consulting agreement provides that, in addition to the financial consulting services to be performed by Equilink, Equilink and certain of its affiliates shall purchase, in the aggregate, 1,700,000 shares of Class A common stock for an aggregate purchase price of $17,000, which shares shall be issued as follows: 500,000 shares of Class A common stock to each of Robert DePalo, Old Oak Fund, Inc. and Harborview Fund, Inc., 150,000 shares to Empire Ventures, LLC and 50,000 shares to Equilink. These shares are being registered for resale in the registration statement covering this prospectus. The financial consulting agreement provides that the parties agree that the sum of the value of the services to be rendered thereunder and the aggregate purchase price paid for the shares issued pursuant to the financial consulting agreement is equal to the greater of the book value or market value of those shares on the date of issuance. The financial consulting agreement provides that we shall indemnify Equilink against all liabilities to which Equilink becomes subject arising out of the Financial Consulting Agreement, subject to certain exceptions.

FINANCIAL ADVISORY AND CONSULTING AGREEMENT

     We have entered into a financial advisory and consulting agreement as of April l2, 2001 with Equilink and National Securities Corporation wherein Equilink engages National as its advisor to aid Equilink in providing us with consulting services under the financial consulting agreement with Equilink. The term of the financial advisory and consulting agreement is until April 12, 2002. In consideration for its services, we issued a warrant to National exercisable for five years for 100,000 shares of Class A common stock for an exercise price of $1.00 per share. We also agree to pay customary fees and compensation to National if Equilink desires National to provide merger/acquisition advice relating to us and we consummate a business combination during the term of the financial advisory and consulting agreement. National may terminate the financial advisory and consulting agreement upon 5 days notice upon certain adverse changes to Equilink's or our business, misrepresentations by Equilink or us as to our business or breaches by Equilink or us of the financial advisory and consulting agreement. National may retain its warrant upon any such termination and receive compensation for services rendered. We and Equilink agree to indemnify National for any liabilities arising out of its engagement, subject to certain exceptions.

SETTLEMENT AGREEMENT

     We recently entered into a settlement agreement with two of the selling stockholders, Advantage Fund II Ltd. and Koch Investment Group, Ltd. Between February 2000 and October 2000, Advantage and Koch made investments in Global totaling, in the aggregate, $21 million.

SERIES C 5% CONVERTIBLE STOCK TRANSACTIONS

     The first investment by Advantage and Koch in Global occurred on February 16, 2000 when Advantage and Koch purchased an aggregate of $10 million of our Series C 5% Convertible Preferred Stock and warrants to purchase Class A common stock in a private placement transaction. Advantage and Koch received 600 and 400 shares, respectively, of Series C preferred stock convertible into our Class A common stock. In addition, Advantage received warrants to acquire 60,555 shares of our Class A common stock and Koch received warrants to acquire 40,370 shares of our Class A common stock which expire on February 15, 2005. Advantage subsequently converted 50 shares of its Series C preferred stock into 100,365 shares of Class A common stock and resold 11,200 of these shares. Koch subsequently converted 100 shares of Series C preferred stock into 199,772, shares of Class A common stock and resold these shares and also converted an additional 50 shares of Series C preferred stock into 99,886 shares of Class A common stock. As described below, the settlement agreement entered into among us, Advantage and Koch provided for the exchange by Advantage and Koch of all their shares of Series C preferred stock for shares of our Series D convertible preferred stock.

     As long as our Class A common stock is listed for trading on Nasdaq, we may not issue on conversion of the Series C preferred stock, the Series D preferred stock and exercise of the related warrants more than 19.999% of the outstanding Class A Common Stock immediately prior to the sale of the Series C preferred stock without obtaining prior stockholder approval in order to comply with Nasdaq listing requirements. Prior to the exchange of all outstanding shares of Series C preferred stock for Series D preferred stock, 200 shares of Series C preferred stock had been converted into 400,023 shares of Class A common stock, in the aggregate. The Series D preferred stock has a fixed conversion price so that the maximum aggregate number of shares issuable upon the full conversion of all of the 800 shares of Series D preferred stock is 1,598,178 shares. The number of shares of Class A common stock issuable under the related warrants is 100,925 shares, so that the sum of these shares, those underlying the shares of Series D preferred stock and those previously issued upon conversion of the Series C preferred stock is 2,099,126 shares of Class A common stock which is less than the limit previously set by this 19.999% limitation of 2,159,595 shares. All of these shares issued upon the conversion of the Series C preferred stock , issuable upon the conversion of the Series D preferred stock and issuable upon the exercise of the warrants issued in connection with the Series C preferred stock have been registered for resale previously on other registration statements and are not being registered hereunder except for 696,541 shares of Class A common stock underlying the Series D preferred stock being registered hereby.

     In addition, each holder of the Series D preferred stock or warrants issued in connection with the Series C preferred stock may not convert its securities into or exercise such warrants for shares of our Class A common stock if after the conversion or exercise, such holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our Class A common stock. This restriction may be waived by each holder on not less than 61 days' notice to us. The 4.999% limitation would not prevent Advantage or Koch from acquiring and selling in excess of 4.999% of our common stock through a series of conversions and sales under the Series D preferred stock and acquisitions and sales under the warrants.

SECURED CONVERTIBLE NOTES TRANSACTION

     On June 8, 2000, Advantage and Koch purchased an aggregate of $4 million of secured convertible notes from us in a private placement transaction. We subsequently redeemed $3 million of the aggregate principal amount of the notes for a total redemption cost of approximately $3.4 million, the issuance of certain warrants and the issuance to Advantage of, in the aggregate, 62,500 shares of our Class A common stock. Advantage subsequently resold the shares issued to it in connection with the redemption. The warrants issued in connection with the redemption are exercisable for, in the aggregate, 125,000 shares of our Class A common stock and expire on July 7, 2004. These warrants may not be exercised for shares of our Class A Common Stock if after the exercise, the holder of the warrant, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our common stock. This restriction may be waived by each holder on not less than 61 days' notice to us. Koch converted the remaining $1 million of the secured convertible notes into 500,000 shares of our Class A common stock and subsequently resold these shares. Thus, these secured convertible notes were satisfied in full and cancelled as of October 25, 2000.

     As long as our Class A common stock is listed for trading on Nasdaq, we may not, without obtaining prior stockholder approval in order to comply with Nasdaq listing requirements, issue in connection with the conversion or redemption of the notes and exercise of the related warrants more than 2,065,000 shares of our Class A Common Stock (approximately 19.999% of the outstanding Class A Common Stock immediately prior to the sale of the secured convertible notes). As of the date hereof, the secured convertible notes have been redeemed or converted for, in the aggregate, (a) warrants exercisable for 125,000 shares of Class A common stock and (b) 562,500 shares of Class A common stock (all of these 562,500 shares have subsequently been resold). These shares have all been registered for resale previously on other registrations statements and are not being registered hereunder.

SETTLEMENT AGREEMENT

     On October 3, 2000, Advantage and Koch purchased an additional $7 million of our secured convertible notes (the "October Notes"). These notes were secured by a pledge of 866,538 shares of common stock of U.S. Wireless Corporation owned by us. A dispute between us and Advantage and Koch arose regarding our obligation under the terms of the stock pledge agreement executed and delivered in connection with issuance of the October Notes to maintain collateral coverage levels and, in the event that such coverage levels were not met, that we deliver additional shares of our U.S. Wireless Corporation common stock so as to maintain certain required collateral coverage.

     Advantage and Koch ultimately filed a complaint and obtained a temporary restraining order prohibiting us and our chairman and chief executive officer from selling, conveying, pledging or otherwise transferring any shares of our U.S. Wireless common stock until resolution of the matters covered in the complaint and dissolution of the temporary restraining order.

     Ultimately, we and Advantage and Koch agreed to resolve our differences pursuant to a settlement agreement that provides in general for the following:

          * We transferred ownership of an aggregate of 1,380,000 shares of our U.S. Wireless common stock to Advantage and Koch in return for the October Notes and related stock pledge agreement being deemed satisfied in full and canceled.

          * We exchanged one share of our newly authorized Series D convertible preferred stock for each outstanding share of Series C preferred stock then held by Advantage and Koch. Advantage and Koch exchanged 550 and 250 shares, respectively, of Series C preferred stock for Series D preferred stock. This constituted all of the outstanding shares of Series C preferred stock. The Series D preferred stock differs from the terms of the Series C preferred stock in a number of respects. All accrued and unpaid dividends on the Series C preferred stock were cancelled pursuant to the settlement agreement. The Series D preferred stock does not accrue dividends. The Series D preferred stock conversion price per share of our Class A common stock is fixed at $5.0057 and further adjustment of the conversion price is limited to certain capital changes and distributions. As a result, the number of shares of our Class A common stock issuable upon conversion of the remaining 800 shares of Series D preferred stock is fixed at, in the aggregate, 1,598,178 shares, subject to certain adjustment provisions and limitations on conversions. The Series D preferred stock does not have the automatic conversion of the Series C preferred stock, the liquidation preference of the Series C preferred stock, the mandatory redemption right of holders of our Series C preferred stock upon certain triggering events and the requirement of the approval of the holders of a majority of the then outstanding Series C preferred stock for us to authorize or create any class of stock ranking senior or pari passu to the Series C preferred stock or to increase our authorized preferred stock. The other terms of the Series D preferred stock are substantially similar to those of the Series C preferred stock. The settlement agreement provides that we register any unregistered shares of Class A common stock underlying the Series D preferred stock held by Advantage and Koch. Advantage and Koch agree to vote all Class A common stock owned by them in accordance with the instructions of our board of directors.

          * We issued unsecured, non-convertible notes to Advantage (in the principal amount of $4.8 million) and Koch (in the principal amount of $3.2 million).

          * The warrants held by Advantage and Koch have been re-priced so that the exercise prices thereof equal $1.58, 115% of the closing bid price on January 30, 2001.

          * The complaint has been dismissed with prejudice and the temporary restraining order has been dissolved.

          *    Advantage and Koch exchanged mutual releases with us.

GENERAL

     Genesee International Inc., of which Mr. Donald R. Morken is the controlling stockholder, has voting and investment power over the securities beneficially owned by Advantage. Koch Industries, Inc., of which Messrs. Charles Koch and David Koch are controlling stockholders, have voting and investment power over the securities beneficially owned by Koch.

     The Class A common stock being registered under the registration statement of which this prospectus is part is comprised of the previously unregistered 696,541 shares of Class A common stock underlying the Series D preferred stock.

                              SELLING STOCKHOLDERS

     The following table sets forth for each selling stockholder (a) the name of the selling stockholder, (b) the number of shares of our Class A common stock owned by the selling stockholder before the offering (in some cases, as noted in the footnotes to the table, some or all shares underlie or otherwise relate to the Series D preferred stock and warrants held by the selling stockholder or to which the selling stockholder is party), (c) the number of shares of our Class A common stock offered by the selling stockholder under this prospectus,
(d) the number of shares of our Class A common stock that will be owned by the selling stockholder assuming that all shares of our Class A common stock registered hereby or otherwise registered on that stockholder's behalf are sold, and (e) the percentage of our outstanding shares of Class A common stock that those remaining shares will represent. Each selling stockholder is a party to, or otherwise has rights under, an agreement by which we agreed to register its shares of our Class A common stock. Registration of these shares enables the selling stockholder to sell the shares from time to time in any manner described in "Plan of Distribution" below, but does not necessarily mean that the selling stockholder will sell all or any of the shares.

                                                                                                       Percentage of
                                                                                                       Outstanding Class
                                     Number of Shares                              Number of Shares     a Common Stock
                                       Beneficially                                  Beneficially        Beneficially
                                       Owned Before        Number of Shares to       Owned After         Owned After
Name of Selling Stockholder              Offering          be Sold in Offering(4)      Offering            Offering
---------------------------              --------          -------------------         --------            --------
Koch Investment Group Ltd.                702,187(1)(3)          278,425                  --                  --
Advantage Fund II Ltd.                  1,310,967(2)(3)          418,116                  --                  --
Robert DePalo(5)                          500,000                500,000                  --                  --
Old Oak Fund, Inc. (5)                    500,000                500,000                  --                  --
Equilink Capital Partners LLC(5)           50,000                 50,000                  --                  --
Empire Ventures, LLC(5)                   150,000                150,000                  --                  --
Harborview Fund, Inc.(5)                  500,000                500,000                  --                  --
National Securities Corporation(6)        100,000                100,000

----------
(1) Consists of (a) 221,006 shares issuable upon conversion of our Series D preferred stock and 99,886 shares issued upon conversion of our Series C preferred stock and 40,370 shares issuable upon the exercise of our related warrants, which shares were previously registered for resale under Registration Statement No. 333-32772, (b) 62,500 shares issuable upon the exercise of warrants issued upon the redemption of certain of our secured convertible notes, which shares were previously registered for resale under Registration Statement No. 333-41096, and (c) 278,425 shares issuable upon conversion of Series D preferred stock not previously registered but are being registered hereunder.
(2) Consists of (a) 680,631 shares issuable upon conversion of our Series D preferred stock and 89,165 shares issued upon conversion of our Series C preferred stock and 60,555 shares issuable upon the exercise of our related warrants, which shares were previously registered for resale under Registration Statement No. 333-32772, (b) 62,500 shares issuable upon the exercise of warrants issued upon the redemption of certain of our secured convertible notes, which shares were previously registered for resale under Registration Statement No. 333-41096, and (c) 418,116 shares issuable upon conversion of Series D preferred stock and not previously registered but are being registered hereunder.
(3) Pursuant to the terms of the Series D preferred stock and warrants held by this stockholder, the Series D Preferred Stock is convertible and warrants are exercisable by any holder only to the extent that the number of shares of Class A common stock thereby issuable would not exceed 4.999% of the then outstanding Class A common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Class A common stock set forth in the table for this selling stockholder exceeds the number of shares of Class A common stock that this selling stockholder could own beneficially at any given time through its ownership of the Series D preferred stock and such warrants. In that regard, beneficial ownership of this selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.
(4) The actual number of shares of Class A common stock offered in this prospectus and included in the registration statement of which this prospectus is a part includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series D preferred stock, exercise of such warrant or otherwise with respect to the Class A common stock by reason of any stock split, stock dividend or similar transaction involving the common stock in accordance with Rule 416 under the Securities Act.
(5) These shares are issued pursuant to the financial consulting agreement between us and Equilink.
(6) These shares are issuable upon the exercise of our warrant issued pursuant to the financial advisory and consulting agreement among us, Equilink and National.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

          * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          * an exchange distribution in accordance with the rules of the applicable exchange;

          *    privately negotiated transactions;

          * broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

          *    a combination of any such methods of sale; and

          *    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including a portion of the fees and disbursements of counsel to certain of the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                MATERIAL CHANGES

BANKRUPTCY FILING BY THE NETWORK CONNECTION

     The Network Connection, our consolidated subsidiary, filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code) on March 24, 2001 which has had a material adverse effect on our financial condition. We currently hold common stock and convertible preferred stock representing approximately 70% of the outstanding common stock of The Network Connection, Inc. on a fully converted basis. The Network Connection continues to maintain its assets, operate its business and manage its affairs as a debtor-in-possession pursuant to the provisions of the Bankruptcy Code.

     On March 7, 2001, The Network Connection announced that it had re-evaluated certain aspects of its business and would be focusing its efforts on the operations of TNCi UK which seeks to provide information and entertainment platforms to long-haul passenger rail operators and discontinuing its cruise ship and education and corporate training operations and suspending its hotel operations. This decision was based on management's determination that the passenger rail market is the business opportunity with the greatest upside potential and on The Network Connection's limited financial resources.

     On March 20, 2001, The Network Connection filed a Current Report on Form 8-K that explained the effects of the March 7, 2001 announcement. Specifically, in connection with these actions, The Network Connection:

          * Wrote off all of the intangible assets on its balance sheet, which consisted of goodwill and certain intellectual property, for a total write off of approximately $5.8 million.

          * Wrote down the value of certain of its fixed assets, consisting primarily of installed interactive entertainment systems at hotel properties, for a total write down of approximately $3.3 million.

          * Wrote down the value of its investment in TNCi UK by approximately $900,000 to reflect its 40% net equity interest therein, as described below.

     The 8-K explained that in response to (a) TNCi UK's English directors' letter of March 2, 2001, explaining their obligation to put TNCi UK into voluntary receivership by March 9, 2001 in the absence of a commitment for funding by that date and (b) our and The Network Connection's inability to raise money for TNCi UK from outside sources, we purchased 600 cumulative redeemable preferred shares of TNCi UK for a commitment to fund $600,000 by August 6, 2001 ($198,000 of this commitment had been funded to date). The preferred shares issued to us represent 60% of the outstanding voting equity securities of TNCi UK. The Network Connection holds the remaining 40% of the outstanding voting equity securities of TNCi UK.

     We have determined that our investment in The Network Connection has no value and we will be writing off our investment in The Network Connection, which is carried on our books at approximately $10 million. This write off will result in our no longer having to record approximately $2 million in net liabilities (total assets minus total liabilities) attributable to The Network Connection on our books. The bankruptcy filing will jeopardize our ability to recover any of the $3.8 million we have outstanding to The Network Connection pursuant to our revolving credit facility, $200,000 in inter-company advances to The Network Connection, and $400,000 and $200,000 of interest and dividends receivable, respectively, from The Network Connection. The write off described above and our inability to collect the sums owing to us from The Network Connection will likely have a material adverse effect on our financial condition.

     The Network Connection does not currently satisfy certain continued listing standards of the Nasdaq SmallCap Market. The current state of the company makes it extremely difficult for it to regain compliance with the Nasdaq SmallCap Market continued listing standards and raises a substantial likelihood that its common stock may be delisted. In connection with The Network Connection's bankruptcy filing, trading in its common stock was halted on March 26, 2001 by Nasdaq pending receipt of further information from The Network Connection regarding the bankruptcy. In addition, The Network Connection received a letter dated December 22, 2000 from Nasdaq noting that it received a "going concern" opinion from its independent auditors and stating concern that it may not be able to sustain compliance with the continued listing requirements of The Nasdaq SmallCap Stock Market. On January 11, 2001, The Network Connection submitted to Nasdaq a letter and other materials as requested by Nasdaq in response to this letter detailing its plan and timetable to address the specific items which its independent auditors to issue the "going concern" opinion and for obtaining the extensive funding needed to fund operations over the next 12 months. To date, The Network Connection has not received a response from Nasdaq regarding its submission. The Network Connection common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "TNCX." A listed company may be delisted if it fails to maintain minimum levels of stockholders' equity, shares publicly held, bid price, number of stockholders or aggregate market value, or if it violates other aspects of its listing agreement.

     If The Network Connection common stock is delisted, public trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or on the NASD's "Electronic Bulletin Board." Public trading of The Network Connection's common stock is currently halted on Nasdaq and we do not know when, if ever, it will resume. As a result, it currently is, and if delisted would continue to be, more difficult to dispose of, or even to obtain quotations as to the price of, The Network Connection common stock and the price, if any, offered for its common stock may be substantially reduced.

     The Network Connection is publicly traded on the Nasdaq SmallCap Market under the ticker symbol "TNCX," though trading has been halted as a result of the filing of the petition. While trading is halted, the ticker symbol of The Network Connection has been changed to "TNCXQ". See "Risk Factors" and "An Overview of Our Business".

WE HAVE RECEIVED LETTERS FROM NASDAQ REGARDING OUR FAILURE TO MEET MAINTENANCE STANDARDS.

     We received a letter dated March 1, 2001 from Nasdaq stating that, based on our Form 10-QSB filed for the period ended December 31, 2000, the staff of Nasdaq determined that we no longer met the minimum $4,000,000 net tangible assets continued listing requirement of The Nasdaq National Market. On March 23, 2001, we submitted to Nasdaq a letter and other materials as requested by Nasdaq in response to this letter detailing our plan and timetable to achieve and sustain compliance with all Nasdaq National Market listing requirements. To date, we have not received a response from Nasdaq regarding our submission.

     We also received a letter dated April 5, 2001 from Nasdaq stating that our Class A common stock had failed to maintain a minimum bid price of $1.00 over the preceding 30 consecutive trading days and as a result was not in compliance with the Nasdaq National Market maintenance standards. The letter states that if at any time before July 5, 2001, the bid price of our Class A common stock is at least $1.00 for a minimum of 10 consecutive trading days, Nasdaq staff will determine if we comply with the maintenance standard. If we are unable to demonstrate compliance with this maintenance standard on or before July 5, 2001, our Class A common stock will be delisted, subject to our right to appeal to a Nasdaq Listing Qualifications Panel. The letter notes that we may be delisted before July 5, 2001 for failure to maintain compliance with any other listing requirement for which we are currently on notice or which occurs in that period.

     Our Class A common stock is listed for trading on the Nasdaq National Market under the symbol "GTLL". A listed company may be delisted if it fails to maintain minimum levels of stockholders' equity, shares publicly held, bid price, number of stockholders or aggregate market value, or if it violates other aspects of its listing agreement. We currently do not satisfy certain continued listing standards. We are seeking additional capital and attempting to effect other equity transactions to, among other things, increase our net tangible assets. There can be no assurance that we will be able to raise this additional capital, or if we are able to raise additional capital it will be on terms satisfactory to us, or to effect other equity transactions currently under consideration. If we fail to satisfy the criteria for continued listing, our Class A common stock may be delisted.

     If our Class A common stock is delisted and we do not then qualify for a listing on a stock exchange or for quotation on the Nasdaq SmallCap Market, public trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or on the NASD's "Electronic Bulletin Board." In this event, it may be more difficult to dispose of, or even to obtain quotations as to the price of, our Class A common stock and the price, if any, offered for our Class A common stock may be substantially reduced.

     If our common stock is delisted from trading on the Nasdaq National Market and we do not then qualify for a listing on a qualified stock exchange or for quotation in the Nasdaq SmallCap Market, and the market price of our common stock is less than $5.00 per share, subject to certain exceptions, trading in our common stock would be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions or high-net worth individuals) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The requirements of Rule 15g-9, if applicable, may affect the ability of broker/dealers to sell our securities and may also affect the ability of purchasers in this offering to sell their shares in the secondary market.

     The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 (the "Penny Stock Rule") also requires additional disclosure in connection with any trades involving a stock defined as penny stock (any non-Nasdaq equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions). Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker/dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

PRIVATE EQUITY LINE OF CREDIT AGREEMENT

     On March 28, 2001, we executed a private equity line of credit agreement with Equilink Capital Partners, LLC. The private equity line of credit agreement gives us certain rights in the two year investment period following the effective date of a registration statement covering the shares issuable in connection with the private equity line of credit and related warrants in certain circumstances and on certain conditions to exercise a put right to require Equilink to purchase shares of our Class A common stock and gives Equilink the option, in the event we exercise our put right and under certain conditions, to exercise a call right to require us to sell them additional shares. The purchase price with respect to these shares is calculated with respect to a discount to the then current market price. The investment period terminates on the earlier of the date (i) 5,000,000 shares of our Class A common stock are issued pursuant to our put rights under the private equity line of credit agreement, subject to the 19.9% limitation discussed below, (ii) the aggregate purchase price paid by Equilink to purchase shares pursuant to the private equity line of credit agreement equals $25 million or (iii) the two year investment period ends. In addition, warrants to purchase 400,000 shares of Class A common stock, in the aggregate, are to be issued to Equilink and its affiliate in connection with the private equity line of credit. These warrants are exercisable over the next five years at a price of $1.00 per share, which price may be adjusted from time to time under certain antidilution provisions. Any proceeds received by us shall be used for working capital purposes. This disclosure does not constitute an offer of any of the securities issued in connection with the private equity line of credit agreement for sale and no shares of Class A common stock issued pursuant to the private equity line of credit agreement or related warrants are being registered pursuant to this registration statement. We intend to file another registration statement in order to register under the Securities Act the shares of our Class A common stock issuable pursuant to the private equity line of credit agreement as required by a registration rights agreement we entered into pursuant to the private equity line of credit agreement.

     We may not make any issuances of our Class A common stock in connection with the private equity line of credit agreement and related warrants if that issuance would result in the issuance of a number of shares in excess of 19.9% of the number of shares of Class A common stock issued and outstanding on the effective date of the private equity line of credit agreement unless we obtain prior stockholder approval in accordance with Nasdaq rules.

     Nasdaq has established certain rules regarding the issuance of "future priced securities." These rules may apply to shares issued pursuant to the private equity line of credit agreement we have entered into with Equilink because the number of shares of our securities issuable pursuant to the private equity line of credit agreement is based upon a future price of our securities and may be less than the greater of book value or market value. Nasdaq's concerns regarding these securities include the following:

     Stockholders must approve significant issuances of listed securities at a discount to market or book value. Nasdaq rules prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent.

     Nasdaq may terminate the listing of a security if necessary to prevent fraudulent and manipulative acts and practices or to protect investors and the public interest. With respect to future priced securities, Nasdaq has indicated that it may delist a security if the returns with respect to the future priced security become excessive compared to the returns being earned by public investors in the issuer's securities.

     We did not obtain stockholder consent prior to entering into the private equity line of credit agreement. We believe the private equity line of credit agreement contains certain limitations on the number of shares of the Class A common stock that may be issued under that agreement so that it does not violate these Nasdaq rules.

     We intend to file registration statements to register at least 5,400,000 shares of our Class A common stock issuable under the private equity line of credit agreement and related warrants. Purchasers of Class A common stock could experience substantial dilution of their investment as a result of purchases under and other issuances relating to the private equity line of credit agreement. See "Risk Factors".

     We have also entered into a financial consulting agreement with Equilink and a financial advisory and consulting agreement with Equilink and National Securities Corporation. See." Selling Security Holders".

GLOBAL ENTERS INTO SETTLEMENT AGREEMENT WITH ADVANTAGE AND KOCH

     We recently entered into a settlement agreement with Advantage Fund II Ltd. and Koch Investment Group, Ltd. Between February 2000 and October 2000, Advantage and Koch made investments in Global totaling, in the aggregate, $21 million. See "Selling Stockholders".

LIQUIDITY

     At December 31, 2000, we had cash and cash equivalents, and short-term investments, of approximately $11.6 million, of which approximately $9.7 million represented our investment in U.S. Wireless. At April 24, 2001, we had cash and cash equivalents, and short-term investments of approximately $1.2 million, substantially all of which represented our investment in 592,100 shares of common stock of U.S. Wireless, which is classified as an investment available for sale and carried at fair market value. As of April 30, 2001, the closing price per share of U.S. Wireless common stock was $2.47. The carrying value of this investment is subject to future fluctuations in the market price of U.S. Wireless common stock.

     At December 5, 2000, we owed an outstanding balance of approximately $840,000 on our credit facility with Merrill Lynch, which was secured by a pledge of 777,500 shares of our U.S. Wireless common stock and a $646,000 Treasury Bill pledged for our benefit by our Chairman and Chief Executive Officer. From March 27, 2001 to May 3, 2001, we sold 242,100 of the pledged shares of our U.S. Wireless common stock pursuant to an arrangement with Merrill Lynch whereby half of the proceeds of such sales went to reduce the balance of the credit facility and the remaining proceeds went to us. Half of the proceeds from sales of 126,900 of these shares were applied to reduce the balance of the facility. Half of the proceeds from an additional 95,184 shares sold will go to reduce the balance of the facility to $581,400, which is 90% of the $646,000 face amount of a Treasury Bill pledged for our benefit by our Chairman and Chief Executive Officer. Merrill Lynch has agreed that once the outstanding balance of the credit facility is covered by 90% the value of the pledged Treasury Bill, it will release our remaining pledged shares of U.S. Wireless common stock. Accordingly, further sales by us of our U.S. Wireless common stock (555,416 shares) will inure solely to our benefit.

     We have been selling, and expect to continue to sell, shares of U.S. Wireless Corporation common stock to fund our operations. We are also seeking to contribute certain lottery equipment consisting of a network operating center, approximately 2,200 lottery terminals and approximately 3,000 radio pads to a gaming venture, or to sell such equipment. As of December 31, 2000, we carried these items on our books at $5.7 million, but give no assurance that we will be successful in finding a venture to which to contribute them, or be able to sell any of the equipment, or, if we do, that we will receive an amount equal to or greater than book value. We anticipate that any proceeds from the sale of these assets would be used to fund operations.

     Additionally, we have entered into a private equity line of credit agreement with Equilink, as described above, pursuant to which we may have the opportunity to raise up to $25.0 million through sales of our Class A common stock, after certain conditions have been satisfied, including effectiveness of a registration statement regarding the resale of any shares so sold and our continued listing on any of the Nasdaq National Market, the Nasdaq SmallCap Market or certain national exchanges. Based on the closing price of our stock on April 26, 2001, assuming all the conditions to selling the maximum number of shares of Class A common stock pursuant to puts under the private equity line of credit agreement were satisfied, we would receive proceeds of approximately $1.5 million. We would only be able to receive proceeds of $25.0 million pursuant to the private equity line of credit agreement in the event the market price of our Class A common stock increased to $5.68 or greater.

     We believe that we have sufficient cash and cash equivalents, and short-term investments, to satisfy our cash and working capital requirements for the next five to eight months, and, if we are able to generate proceeds from the sale of our lottery equipment and/or pursuant to the private equity line of credit agreement, that our cash and working capital requirements will be satisfied for the next 12 months.

                       DISCLOSURE OF THE SEC'S POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

     Each director will continue to be subject to liability for:

          *    breach of the director's duty of loyalty to us;

          * acts or omissions not in good faith or involving intentional misconduct;

          *    knowing violations of law;

          * any transaction from which the director derived an improper personal benefit;

          *    improper transactions between the director and us; and

          * improper distributions to stockholders and improper loans to directors and officers.

     In addition to the protections provided by our bylaws and certificate of incorporation, we have entered into employment agreements with certain of our executive officers that provide them with indemnity against expenses and losses incurred in connection with certain with certain claims brought against them. We maintain approximately $20.0 million of coverage under a directors' and officers' liability insurance policy.

     There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the shares being offered pursuant to this prospectus will be passed upon for us by Schnader Harrison Segal & Lewis LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The consolidated balance sheets of Global Technologies, Ltd. as of June 30, 2000, and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the year ended June 30, 2000, the Transition Period ended June 30, 1999 and the year ended October 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This prospectus, and certain information incorporated herein by reference, include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results.

     All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein, and in the incorporated information, regarding our future results of operations or financial position are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Forward-looking statements reflect our current expectations and are inherently uncertain. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that future events, in addition to those discussed elsewhere in this prospectus, particularly under "Risk Factors," and also in other filings made by us with the Securities and Exchange Commission, could affect our future operations and cause our results to differ materially from those expressed in our forward-looking statements. The cautionary statements made in this prospectus and in the incorporated information should be read as being applicable to all related forward-looking statements contained in this prospectus and the incorporated information.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any such documents that we have filed. You may do so at the Commission's public reference room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the following Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

     Our SEC filings are also available to the public on the Commission's web site at http://www.sec.gov. Our web site can be found at http://www.gtll.com.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this registration statement some of the information we have already filed with the SEC. As a result, we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not contained in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Moreover, later information filed with the SEC by us in the future will update and supersede this information and similarly, be considered to be a part of this prospectus. We incorporate by reference the documents listed below, all filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          * Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000.

          * Our Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 2000.

          * Our Quarterly Report on Form 10QSB for the quarterly period ended September 30, 2000.

          * Our Quarterly Report on Form 10QSB for the quarterly period ended December 31, 2000.

          *    Our Current Report on Form 8-K filed on October 20, 2000.

          *    Our Current Report on Form 8-K filed on February 12, 2001.

          *    Our Current Report on Form 8-K filed on February 20, 2001.

          *    Our Current Report on Form 8-K/A filed on February 23, 2001.

          *    Our Current Report on Form 8-K filed on March 8, 2001.

          *    Our Current Report on Form 8-K filed on March 20, 2001.

          *    Our Current Report on Form 8-K filed on April 5, 2001.

          *    Our Current Report on Form 8-K filed on May 2, 2001.

          * The description of the Class A common stock as set forth in our registration statement on Form 8-A filed with the SEC on December 31, 1994, as amended by our registration statement on Form 8-A/A filed with the SEC on March 8, 1995, and any other amendments or reports thereto filed with the SEC for the purpose of updating such description.

     We will provide, without charge, to each person to whom a prospectus is delivered, a copy of these documents that are incorporated by reference into, but not delivered with, this prospectus. You may request a copy of these filings by writing or telephoning us at the following address:

                            Global Technologies, Ltd.
                 The Belgravia, 1811 Chestnut Street, Suite 120
                             Philadelphia, PA 19103
                          Attention: Investor Relations
                         Telephone number: 215-972-8191

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the offering, which are to be borne by us, are estimated as follows:

          SEC registration fee                            $   223.13
          Legal services and expenses                     $25,000.00
          Accounting services                             $ 3,000.00
          Miscellaneous                                   $ 1,000.00
                                                          ----------
               Total                                      $29,223.13
                                                          ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     Our Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     In addition to the protections provided by our bylaws and certificate of incorporation, we have entered into employment agreements with certain of our executive officers that provide them with indemnity against expenses and losses incurred in connection with certain claims brought against them. We maintain approximately $20.0 million of coverage under a directors' and officers' liability insurance policy.

ITEM 16. EXHIBITS

Exhibit No.                          Description
-----------                          -----------

4.1(1) Financial Consulting Agreement dated as of March 22, 2001 between Equilink Capital Partners, LLC and the Registrant.
4.2(1) Letter Amendment dated as of April 6, 2001 to the Financial Consulting Agreement among the Registrant, Equilink Capital Partners, LLC and certain affiliates of Equilink Capital Partners, LLC.
4.3(2) Settlement Agreement dated as of January 31, 2001 by and among Registrant, Advantage Fund II Ltd and Koch Investment Group, Ltd.
4.4(2) Note Issued by Registrant to Advantage Fund II Ltd. In Principal Amount of $4,800,000.
4.5(2) Note Issued by Registrant to Koch Investment Group Ltd. in Principal Amount of $3,200,000.
4.6(2) Release Among Registrant. Advantage Fund II Ltd and Koch Investment Group Ltd.
4.7(3) Amendment dated as of April 26, 2001 to the Settlement Agreement dated as of January 31, 2001 by and among Registrant, Advantage Fund II Ltd. and Koch Investment Group, Ltd.
4.8(3) Securities Exchange Agreement dated as of April 26, 2001 among Registrant, Advantage Fund II, Ltd. and Koch Investment Group, Ltd.
4.9(3) Certificate of Designations, Rights, Preferences and Limitations of Series D Convertible Preferred Stock of Global Technologies, Ltd.
4.10(4) Convertible Preferred Stock Purchase Agreement among Registrant and the Investors signatory thereto, dated as of February 16, 2000
4.11(4) Certificate of Designations, Rights, Preferences and Limitations of Series C Convertible Preferred Stock of Global Technologies, Ltd.
4.12(4) Callable Warrant issued to holders of Series C Convertible Preferred Stock of Global Technologies, Ltd.
4.13(5) Registration Rights Agreement dated February 16, 2000 between the Registrant and the Investors Signatory thereto dated as of February 16, 2000
4.14(6) Private Placement Purchase Agreement among Registrant and the Investors signatory thereto, dated as of June 8, 2000.
4.15(6)   Form of Secured Convertible Note issued to Investors.
4.16(6) Form of Warrant to be issued to holders of Secured Convertible Notes in the event of certain redemptions.
4.17(1) Financial Advisory and Consulting Agreement dated April 12, 2001 among the Registrant, Equilink Capital Partners, LLC and National Securities Corporation.
4.18(1)   Warrant dated April 12, 2001 issued to National Securities
          Corporation.
5.1(7)    Legal Opinion of Schnader Harrison Segal & Lewis LLP
23.1(7) Consent of Schnader Harrison Segal & Lewis LLP (included in legal opinion filed as Exhibit 5.1)
23.2(1)   Consent of KPMG LLP

----------
(1)  Filed herewith.
(2) Incorporated by reference from the Registrant's Current Report on Form 8-K dated February 15, 2001, filed with the Securities and Exchange Commission on February 20, 2001.
(3) Incorporated by reference from the Registrant's Current Report on Form 8-K dated April 26, 2001, filed with the Securities and Exchange Commission on May 2, 2001.
(4) Incorporated by reference from the Registrant's Current Report on Form 8-K dated February 16, 2000, filed with the Securities and Exchange Commission on February 29, 2000.
(5) Incorporated by reference from the Registrant's Registration Statement on Form S-3, Registration No. 333-32772.
(6) Incorporated by reference from the Registrant's Registration Statement on Form S-3, Registration No. 333-41096.
(7)  To be filed by pre-effective amendment.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on May 8, 2001.


                                     GLOBAL TECHNOLOGIES, LTD.


Date: May 8, 2001                    By: /s/ Irwin L. Gross
                                         ---------------------------------------
                                         Irwin L. Gross, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:                               Signature and Title
-----                               -------------------

May 8, 2001                         /s/ Irwin L. Gross
                                    --------------------------------------------
                                    Irwin L. Gross, Chief Executive Officer and
                                    Chairman of the Board of Directors
                                    (principal executive officer)


May 8, 2001                         /s/ Frederick R. Maute
                                    --------------------------------------------
                                    Acting Chief Financial Officer
                                    (principal financial and accounting officer)


May 8, 2001                         /s/ Charles T. Condy
                                    --------------------------------------------
                                    Charles T. Condy, Director


May 8, 2001                         /s/ M. Moshe Porat
                                    --------------------------------------------
                                    M. Moshe Porat, Director


May 8, 2001                         /s/ Stephen Schachman
                                    --------------------------------------------
                                    Stephen Schachman, Director